EXHIBIT 10.55
Alion Science and Technology Corporation
Long-Term Incentive Plan
Award Agreement
     This Award Agreement (the “Agreement”) sets forth certain specific information and agreements regarding the Award Opportunities granted by Alion Science and Technology Corporation (the “Company”) to you, the Participant, pursuant to the terms and conditions of the Alion Science and Technology Corporation Long-Term Incentive Plan (the “Plan”).
     In order to be eligible for an Award Opportunity under the Plan, you must sign and return this Agreement to: Ms. Katherine C. Madaleno, Senior Vice President, Director, Human Resources, Alion Science and Technology 1750 Tysons Boulevard, Suite 1300, McLean,
VA 22102-4220.
Section 1 — Award Opportunity

Participant

Date of Grant

Target Award Amount

Performance Cycle 1	November 1, 2008 until the date of achievement of final Performance Goal

Vesting Date of Award	The date as of which the final Performance Goal is achieved

Form of Award Payment	Lump sum cash payment, with mandatory taxes withheld

Time of Award Payment	Within 60 days after the Vesting Date of the Award

Performance Goals	Target
Goal #1:	The Company is in pro forma compliance with the Original Maximum Senior Secured Leverage Ratio, as such term is defined in that certain Credit Agreement dated as of August 2, 2004, by and among the Company, Credit Suisse and certain other parties (as amended from time to time).
Section 2 — Determination of Earned Award
     At the end of the Performance Cycle, the Committee shall determine whether you have achieved the Target for each of the performance goals listed above. If you meet the Target for each of the performance goals, your award amount will be the Target Award Amount, which is also referred to as the “Earned Award.”

Section 3 — Vesting and Payment of Award
     Earned Awards vest in full on the Vesting Date of the Award, provided you are then in employment. Earned Awards that have vested in accordance with the terms of this Agreement shall be payable as a lump sum cash payment to you within 60 days after the Vesting Date of Award.
Section 4 — Death or Disability During Employment
     If you die or become Disabled during the Performance Cycle, you (or your designated beneficiary, as the case may be) shall become immediately vested in 100% of your Target Award Amount. Payment of the award shall be made as a lump sum cash payment to you (or to your designated beneficiary, as the case may be) within 60 days after the occurrence of death or Disability.
Section 5 — Involuntary Termination Without Cause
     If your employment is involuntarily terminated by the Company without Cause before the Vesting Date of Award, you shall become immediately vested in 100% of your Target Award Amount. Payment of the award shall be made as a lump sum cash payment within 60 days after your Termination of Employment.
Section 6 — Involuntary Termination for Cause or Voluntary Termination
     If your employment is terminated by the Company with Cause, or you voluntarily terminate employment, before the Vesting Date, no award shall be paid under this Agreement.
Section 7 — Change in Control
     In the event of a Change in Control during the Performance Cycle, you shall be paid an amount equal to 100% of the Target Award in a lump sum cash payment within 60 days after the effective date of the Change in Control.
Section 8 — Other Provisions
     All of the terms of the Plan are incorporated herein by reference. Capitalized terms that are not otherwise defined in this Agreement have the meanings ascribed to them in the Plan. You may not assign or alienate your interest in the Plan or this Agreement. No assets will be set aside to satisfy an award until actual payment is made. The Company will withhold all income, payroll and other taxes and other assessments as it deems appropriate under law. This Agreement and the Plan embody the entire understanding of the parties with respect to the subject of this Agreement, and no person at the Company has made any verbal or written assurances or representations regarding the subject of this Agreement other than as contained herein or in the Plan.

Section 9 — Forfeiture of other Awards
     You hereby waive, disclaim and forfeit all of your right in and to any award previously issued to you under any of the Company’s existing executive incentive compensation plans, vesting on or prior to the Vesting Date and remaining unpaid as of such date, including but not limited to awards issued under the Company’s phantom stock plans.
     BY EXECUTING THIS AGREEMENT, YOU ACCEPT PARTICIPATION IN THE PLAN, ACKNOWLEDGE THAT YOU HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS AGREEMENT AND THE PLAN, AND AGREE THAT THIS AGREEMENT SHALL GOVERN THE TERMS AND CONDITIONS OF THIS AWARD, SUBJECT TO THE PROVISIONS OF THE PLAN. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THIS AGREEMENT AND THE PLAN, THE PLAN SHALL CONTROL.
[Signatures follow on next page]

     IN WITNESS WHEREOF, the Company and you, the Participant, have duly executed this Agreement as of the Date of Grant set forth above.

COMPANY:	PARTICIPANT:

Alion Science and Technology Corporation
A Delaware corporation

By:

Name:

Title:	Name: